UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 13, 2006

Cephalon, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (610) 344-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On December 13, 2006, Cephalon, Inc. (“Cephalon” or the “Company”) amended (the “Amendments”) its Five Year Convertible Note Hedge and Seven Year Convertible Note Hedge, each dated June 6, 2003 and previously amended on December 3, 2004, with Credit Suisse First Boston International (“CSFB”) (collectively, the “Note Hedges”), and its Five Year Warrant and Seven Year Warrant, each dated June 6, 2003, with CSFB (collectively, the “Warrants”).  The effect of the Amendments was to terminate the portion of the Note Hedges and Warrants related to the $336,937,000 of aggregate principal amount of Cephalon zero coupon subordinated convertible notes that the Company had agreed to exchange for cash and shares of common stock of the Company.   In settlement of the transactions contemplated by the Amendments, the Company received from CSFB 596,034 shares of Cephalon common stock.

Following these amendments, there remain outstanding 3,586,995 and 3,533,401 warrants under the Five Year Warrant and Seven Year Warrant, respectively.

The foregoing is a summary of the material terms of the Amendments and does not purport to be complete.

There are no material relationships between CSFB and Cephalon or any of Cephalon’s affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the Amendments, the Note Hedges and the Warrants.

Item 2.02                                             Results of Operations and Financial Condition

The information under this caption is furnished by Cephalon in accordance with Securities and Exchange Commission Release No. 33-8216. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On December 19, 2006, the Company issued a press release announcing the exchange of $337.0 million of its zero coupon subordinated convertible notes for $101.6 million of cash and 4.3 million shares of common stock, net of shares of common stock received from the amendment of the convertible note hedge and warrant described in Item 1.01.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In the attached press release, the Company discloses “Basic adjusted income per common share guidance” and “Adjusted net income guidance” for certain periods, both of which are considered “non-GAAP financial measures” under Securities and Exchange Commission rules.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.  Management does not intend the presentation of non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

The presentation of guidance for adjusted net income and basic adjusted net income per common share reconciles the Company’s projected net income and basic income per common share on a GAAP basis to its current quarterly and full-year guidance.  Management believes the presentation of these measures is useful to investors because it will enable investors to assess and compare the Company’s guidance on an adjusted and a GAAP basis with adjusted actual results, when issued.  Moreover, these measures provide a straightforward view of the Company’s operations free from the complexity associated with determining the daily impact on the income per share calculation resulting from the Company’s outstanding convertible subordinated notes.  Finally, management utilizes the adjusted net income and basic adjusted income per common share measures in connection with its internal budgeting and forecasting.

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Item 3.02               Unregistered Sales of Equity Securities

On December 13, 2006, certain holders of the Company’s zero coupon convertible subordinated notes first putable June 2008 (the “2008 Notes”) and zero coupon convertible subordinated notes first putable June 2010 (the “2010 Notes”) approached the Company, and the Company agreed to exchange $161,574,000 of aggregate principal amount of 2008 Notes and $175,363,000 of aggregate principal amount of the 2010 Notes for cash payments totaling $101.6 million and the issuance of an aggregate of 4.9 million shares of our common stock.

The exchange was made in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof.  Based on interpretations of the staff of the Division of Corporation Finance of the Securities and Exchange Commission, the Company believies that the shares of common stock issued by it in these transactions may be offered for resale, resold or otherwise transferred by the holder without compliance with the registration requirements of the Securities Act.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated December 19, 2006—Cephalon Reduces Outstanding Convertible Debt by $337 Million

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: December 18, 2006	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated December 19, 2006 — Cephalon Reduces Outstanding Convertible Debt by $337 Million